JCPenney Amends Stockholder Rights Plan to Protect Tax Benefits

Plano, Texas (Jan. 28, 2014) - J. C. Penney Company, Inc. (NYSE: JCP) (the “Company”) today announced that its Board of Directors has acted to protect the Company’s valuable net operating loss carryforwards (“NOLs”) by amending and extending the Company’s existing stockholder rights plan.

The Company has over $2 billion in NOLs, which can be used in certain circumstances to offset future taxable income and reduce federal income tax liability. The Company’s ability to use its NOLs would be substantially limited if an “ownership change” under Section 382 of the Internal Revenue Code were to occur. Ownership changes under Section 382 generally relate to the cumulative change in ownership among stockholders with an ownership interest of 5% or more (as determined under Section 382’s rules) over a rolling three year period. The amended rights plan was adopted by the Board to reduce the likelihood of an “ownership change” occurring.

The amendments to the Company’s rights plan include extending the plan’s expiration date from August 20, 2014 to January 26, 2017, and lowering the beneficial ownership threshold for a person or group to become an “acquiring person” under the plan from 10% to 4.9%. Under the amended rights plan, if any person or group acquires 4.9% or more of the outstanding shares of common stock of the Company without the approval of the Board of Directors, there would be a triggering event causing significant dilution in the ownership interest of such person or group. However, existing stockholders who currently own 4.9% or more of the outstanding shares of common stock will trigger a dilutive event only if they acquire additional shares, subject to specified exceptions.

The purpose of the amended rights plan is to protect stockholder value by preserving the Company’s ability to fully use its NOLs. The amended rights plan is similar to plans adopted by other public companies with significant net operating losses.

The amended rights plan, which takes effect immediately, will continue in effect until January 26, 2017, subject to earlier expiration in specific circumstances. The Company expects to submit the amended rights plan to a vote at the next annual meeting of stockholders in May 2014. If stockholders do not approve the amended rights plan, it will be terminated. The full text of the amended rights plan will be filed with the Securities and Exchange Commission.

Concurrently with the amendment and extension of the rights plan, the Board of Directors has adopted certain amendments to the Company’s certificate of incorporation which are also designed to preserve the Company’s ability to use its NOLs.  The charter amendments would generally void transfers of shares that would result in the creation of a new 4.9% stockholder or an existing 4.9% stockholder acquiring additional shares.  The Company expects to submit the charter amendments to a stockholder vote at the 2014 annual meeting.  If stockholders do not approve the charter amendments, they will not become effective.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across approximately 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

Use of Social Media:
Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels: Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcp.com.

Forward-Looking Statements:
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, year-end liquidity and cost savings.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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